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                                                                     EXHIBIT 99


[GENLYTE LOGO]                                   THE GENLYTE GROUP INCORPORATED
Lighting the Way - Together                     4360 Brownsboro Road, Suite 300
                                                     Louisville, Kentucky 40207




To The Securities and Exchange Commission:


Our independent public accountant is Arthur Andersen LLP ("Andersen"). In connection with their audit of the consolidated financial statements of The Genlyte Group Incorporated ("Genlyte") for the year ended December 31, 2001, Andersen has represented to Genlyte the following:

The audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. There was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

THE GENLYTE GROUP INCORPORATED
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        (Registrant)





/s/ WILLIAM G. FERKO
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William G. Ferko
 Vice President, Chief Financial Officer, and Treasurer

March 20, 2002